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                                                              Exhibit 99(b)(ii)

                                August 15, 1997

Frisch's Restaurants, Inc.
2800 Gilbert Avenue
Cincinnati, OH  45206
Attn: Mr. Donald H. Walker
      Vice President-Finance

Gentlemen:

         This letter (this "Amendment") confirms and evidences certain agreements between Star Bank, National Association, a national banking association (the "Bank"), and Frisch's Restaurants, Inc., an Ohio corporation (the "Borrower"), with respect to the Loan Agreement between the Bank and the Borrower dated as of July 9, 1997 (as the same may be amended from time to time, the "Agreement"), as follows:

         1. PURPOSE OF LOAN. The first sentence of SECTION 1(I) of the Agreement is hereby deleted in its entirety and replaced with the following, which hereupon shall be deemed the first sentence of SECTION 1(I) of the
Agreement:

                           (i) PURPOSE OF LOAN. Proceeds of the Loan shall be
                  used only for the purpose of purchasing shares of the Borrower's common stock pursuant to an issuer tender offer (the "Stock Purchase") and paying expenses associated therewith.

         2. LOAN. SECTION 4(A) of the Agreement is hereby deleted in its entirety and replaced with the following, which hereupon shall be deemed
SECTION 4(A) of the Agreement:

                           (a) LOAN. Subject to the terms and conditions of
                  this Agreement, and subject to there being no Event of Default (or event which might, with the giving of notice or the passage of time, mature into an Event of Default) by the Borrower hereunder, the Bank agrees to lend to the Borrower a principal sum of up to Eighteen Million Dollars ($18,000,000) (the "Maximum Loan Amount")


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Frisch's Restaurants, Inc.
August 15, 1997
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                  hereunder (the "Loan"). The Loan shall be evidenced by a
                  Promissory Note given by the Borrower to the Bank in substantially the form of EXHIBIT J attached hereto (the "Note"). The Loan shall mature and be payable in full on August 15, 1999 (the "Maturity Date"), unless accelerated as described herein, and subject to required principal and interest payments as provided herein.

                           Seventeen Million One Hundred Forty-Four Thousand
                  Four Hundred Ninety Dollars ($17,144,490) of the proceeds of the Loan (the "Initial Disbursement") shall be disbursed to the Borrower on August 15, 1997 (the "Disbursement Date"). The Borrower may thereafter obtain additional disbursements of proceeds of the Loan ("Additional Disbursements"), provided that (i) each Additional Disbursement shall be in a minimum amount of Twenty-Five Thousand Dollars ($25,000),
                  (ii) each Additional Disbursement shall be used only for the purpose of paying expenses associated with the Stock Purchase, (iii) the Borrower may obtain no more than three
                  (3) Additional Disbursements, (iv) no Additional Disbursements may be requested or obtained after October 15, 1997, (v) in no event shall the Bank be required to make any disbursement of proceeds of the Loan which would cause the total amount of disbursements of Loan proceeds, including the Initial Disbursement and Additional Disbursements, to exceed the Maximum Loan Amount, and (vi) the Bank shall not be required to make any Additional Disbursement if an Event of Default (or event which might, with the giving of notice or the passage of time, mature into an Event of Default) exists before or after giving effect to such Additional Disbursement or if the representations and warranties set forth in SECTION 1 hereof are not true and correct both before and after giving effect to such Additional Disbursement.

                           The Borrower shall notify the Bank by 12:00 noon on
                  any business day on which it


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Frisch's Restaurants, Inc.
August 15, 1997
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                  desires to obtain an Additional Disbursement. Such notice
                  shall be in writing, shall specify the amount of the Additional Disbursement requested, shall specify the interest rate elected in accordance with SECTION 4(B) hereof, and shall be accompanied by evidence satisfactory to the Bank of the expenses to be paid with the proceeds of such Additional Disbursement. Each request for an Additional Disbursement shall be deemed a certification by the Borrower that no Event of Default (or event which might, with the giving of notice or the passage of time, mature into an Event of Default) exists before or after giving effect to such Additional Disbursement and that the representations and warranties set forth in SECTION 1 hereof are true and correct both before and after giving effect to such Additional Disbursement (and upon request by the Bank, the Borrower shall provide the Bank with a written certification thereof).

         3. ADDITIONAL LEGAL OPINIONS. The following sentence is hereby added to the end of SECTION 4(D) of the Agreement:

                  At such time, the Borrower shall also provide the Bank with an opinion or opinions of counsel in form and substance satisfactory to the Bank to the effect that (i) each of the Mortgages is sufficient to create a valid lien in favor of the Bank on the interest of the grantor in the real property covered thereby and is in recordable form under the laws of the jurisdiction in which such real property is located and
                  (ii) upon the filing of the Financing Statements in the respective offices noted thereon, the Bank will have a perfected security interest in such of the property of the debtors thereunder in which a security interest may be perfected by the filing of financing statements.

         4. REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as expressly amended hereby, all representations, warranties and covenants of the Borrower set forth in the Agreement shall be deemed restated as of the date hereof, and the Borrower further represents and warrants that:


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Frisch's Restaurants, Inc.
August 15, 1997
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                  (a) This Amendment has been duly executed and delivered by the Borrower and authorized by all requisite action on the part of the Borrower; and

                  (b) The execution and delivery by the Borrower of this Amendment does not constitute a violation of any applicable law or a breach of any provision contained in the Borrower's Articles of Incorporation or Code of Regulations or contained in any order of any court or other governmental agency or in any agreement, instrument or document to which the Borrower is a party or by which the Borrower or any of its assets or properties is bound.

         5. MISCELLANEOUS.

                  (a) The Borrower shall reimburse the Bank for all out-of-pocket costs and expenses, including without limitation reasonable attorney's fees, incurred by the Bank or for which the Bank becomes obligated in connection with or arising out of this Amendment.

                  (b) As amended hereby, the Agreement shall remain in full force and effect, and all references in the Loan Documents to the Agreement shall mean the Agreement as amended hereby.

                  (c) Capitalized terms used but not defined herein shall have the same meanings herein as in the Agreement.

                  (d) This Amendment may be executed in counterparts.

         Please acknowledge the agreement of the Borrower to the foregoing by having four copies of this Amendment signed in the appropriate place below and return three of them to the Bank.

                                            STAR BANK, NATIONAL ASSOCIATION


                                            By:  ______________________________
                                            Title: ____________________________

Acknowledged and Agreed:

FRISCH'S RESTAURANTS, INC.


By: _______________________
Title: ____________________